                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                             AND ASSOCIATED RIGHTS

                                       OF

                              IMO INDUSTRIES INC.

                                       AT

                              $6.00 NET PER SHARE

                                       BY

                               UD DELAWARE CORP.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                       UNITED DOMINION INDUSTRIES LIMITED

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 30, 1997, UNLESS THE OFFER IS EXTENDED. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER MORE THAN EIGHTY PERCENT (80%) OF THE THEN OUTSTANDING SHARES, (II) THE RECEIPT OF CONSENTS FROM THE HOLDERS OF A MAJORITY OF THE THEN OUTSTANDING PRINCIPAL AMOUNT OF THE 11 3/4% SENIOR SUBORDINATED NOTES DUE MAY 1, 2006 OF THE COMPANY (THE "NOTES") TO AMEND CERTAIN PROVISIONS OF THE INDENTURE GOVERNING THE NOTES SO THAT SUCH PROVISIONS ARE NOT APPLICABLE TO THE MERGER OR FOLLOWING CONSUMMATION OF THE MERGER OR SUCH OFFER FOR THE NOTES, AND (III) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS.

     The Board of Directors of Imo Industries Inc. (the "Company") has unanimously determined that each of the Offer and the Merger is fair to and in the best interests of the Company and its stockholders, and recommends that stockholders accept the Offer and tender their shares pursuant to the Offer.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company, and associated rights to purchase shares of the Company's Series B Junior Participating Preferred Stock (individually, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of April 30, 1997, as amended, between the Company and First Chicago Trust Company of New York (such shares of Common Stock and the Rights collectively referred to as the "Shares"), should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                     THE DEALER MANAGERS FOR THE OFFER ARE:

GOLDMAN, SACHS & CO.                                UNION BANCAIRE PRIVEE
                                                      INTERNATIONAL, INC.

July 2, 1997

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
     INTRODUCTION................................................    1
 1.  Terms of the Offer; Expiration Date.........................    3
 2.  Acceptance for Payment and Payment for Shares...............    4
 3.  Procedures for Tendering Shares.............................    5
 4.  Withdrawal Rights...........................................    7
 5.  Certain Federal Income Tax Consequences.....................    8
 6.  Price Range of Shares; Dividends............................    9
 7.  Certain Information Concerning the Company..................    9
 8.  Certain Information Concerning Purchaser and Parent.........   13
 9.  Financing of the Offer and the Merger.......................   16
10.  Background of the Offer; Contacts with the Company; the
     Merger Agreement............................................   18
11.  Purpose of the Offer; Plans for the Company After the Offer
     and the Merger..............................................   30
12.  Dividends and Distributions.................................   31
13.  Effect of the Offer on the Market for the Shares, NYSE
     Listing and Exchange Act Registration.......................   32
14.  Certain Conditions of the Offer and the Note Tender Offer...   33
15.  Certain Legal Matters and Regulatory Approvals..............   37
16.  Fees and Expenses...........................................   40
17.  Miscellaneous...............................................   40
     Schedule I. Directors and Executive Officers of Parent and
     Purchaser

To the Holders of Common Stock of
  IMO INDUSTRIES INC.:

                                  INTRODUCTION

     UD Delaware Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of United Dominion Industries Limited, a corporation organized under the laws of Canada ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Imo Industries Inc., a Delaware corporation (the "Company"), and each associated right to purchase shares of the Company's Series B Junior Participating Preferred Stock (individually, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement dated as of April 30, 1997, as amended, between the Company and First Chicago Trust Company of New York (the "Rights Agreement") (such shares of Common Stock and the Rights collectively referred to as the "Shares"), at a price of $6.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Goldman, Sachs & Co. ("Goldman Sachs") and Union Bancaire Privee International, Inc. ("Union Bancaire"), who are acting as Dealer Managers for the Offer (in such capacities, collectively, the "Dealer Managers"), First Chicago Trust Company of New York (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that, as of the date of such opinion, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to such holders of Shares from a financial point of view. A copy of the opinion of Credit Suisse First Boston is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE MORE THAN EIGHTY PERCENT (80%) OF THE SHARES THEN OUTSTANDING (THE "MINIMUM CONDITION"), (II) THE RECEIPT OF CONSENTS FROM THE HOLDERS OF A MAJORITY OF THE THEN OUTSTANDING PRINCIPAL AMOUNT OF THE 11 3/4% SENIOR SUBORDINATED NOTES DUE MAY 1, 2006 OF THE COMPANY (THE "NOTES") TO AMEND CERTAIN PROVISIONS OF THE INDENTURE GOVERNING THE NOTES SO THAT SUCH PROVISIONS ARE NOT APPLICABLE TO THE MERGER OR FOLLOWING CONSUMMATION OF THE MERGER OR SUCH OFFER FOR THE NOTES, AND (III) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 26, 1997 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") as an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share (including the associated Right) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent, the Company or any wholly owned subsidiary of Parent or of the Company and any Shares that are held by stockholders who have properly exercised their rights for appraisal of such Shares in accordance with Delaware Law) will be cancelled and converted automatically into the right to receive $6.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in
Section 10.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the number of the total directors on the Board (giving effect to the directors to be elected as described in this sentence) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by Delaware Law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 10. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger, provided, that if Purchaser purchases 90 percent of the Shares then outstanding, such affirmative vote of the holders of the Shares is not required.

     The Company has advised Purchaser that as of June 26, 1997, 17,126,609 Shares were issued and outstanding and that (i) no Shares were held by the subsidiaries of the Company and (ii) 2,882,657 Shares were reserved for future issuance to present or former employees or directors pursuant to employee and director stock options granted pursuant to the Company's stock option plans. As a result, as of the date of this Offer to Purchase, the Minimum Condition would be satisfied if Purchaser acquired pursuant to the Offer 16,007,413 Shares (assuming that all Shares reserved for issuance pursuant to the Company's stock option plans are outstanding at the Expiration Date).

     The Merger Agreement also provides that, as promptly as reasonably practicable after the date of the Merger Agreement, but in no event later than five business days after the first public announcement of the execution thereof, and upon the terms and subject to the conditions of the Merger Agreement, Parent or its designee shall make a cash tender offer (the "Note Offer to Purchase") for any or all of the Notes. In connection with such Note Offer to Purchase, Parent or its designee intends to solicit consents ("Consents") from the holders of the Notes to amend certain provisions of the Indenture, dated as of April 15, 1996 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Consent Solicitation" and together with the Note Offer to Purchase, the "Note Tender Offer") so that such provisions are not applicable to the Merger or following the consummation of the Note Tender Offer or the Merger. The Note Tender Offer will be made at a price of 120% of the principal amount of the Notes and is subject to the condition that Parent receive Consents from the holders of a majority of the outstanding principal amount of the Notes and to other conditions. See Section 14.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, July 30, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) change the form of consideration payable pursuant to the Offer, (iii) reduce the maximum number of Shares sought pursuant to the Offer, (iv) extend the expiration date of the Offer (except that Purchaser may extend the expiration date of the Offer (a) as required to comply with any rule, regulation or interpretation of the Commission or (b) for one or more times each for an aggregate period of up to 15 days (and not to exceed 60 days from the commencement of the Offer) for any reason other than those specified in the immediately preceding clause (a)) or (v) impose conditions to the Offer in addition to those set forth in Section 14. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his or her Shares. See Section 4. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

     Subject to applicable law, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if, at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten-business-day period.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn promptly after the latest to occur of (i) the Expiration Date,
(ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the other conditions to the Offer set forth in Section 14, and will promptly pay for all Shares accepted for payment subject to the expiration or termination of any applicable waiting periods under the HSR Act. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in
Section 15 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required under the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Parent anticipates filing with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"), on July 7, 1997, a Premerger Notification and Report Form under the HSR Act in connection with the purchase of Shares pursuant to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Tuesday, July 22, 1997. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent will request early termination of the waiting period, although there can be no assurance that this request will be granted. Pursuant to the Merger Agreement, Purchaser may, but need not, extend the Offer until the applicable waiting period under the HSR Act shall have expired or been terminated. See Section 15 for additional information regarding the HSR Act.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     3. PROCEDURES FOR TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the New York Stock Exchange Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or which signs the Letter of Transmittal, or if payment is to be made or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days on the New York Stock Exchange after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee, in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser, by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or which is a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other dividends, distributions, Shares and other securities declared, paid or distributed in respect of such Shares on or after June 23, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other dividends, distributions, Shares and other securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT SUCH BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn by the tendering stockholder at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn by such stockholder at any time after August 30, 1997. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account of the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in
Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger (or pursuant to the exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Gain or loss will be calculated separately for each identifiable block of Shares sold. For federal income tax purposes, such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of such stockholder, and will be long-term capital gain or loss if such Shares have been held for more than one year. A stockholder's ability to deduct capital losses may be limited.

     Withholding. Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, such stockholder may be subject to backup withholding at a rate of 31% with respect to any consideration received pursuant to the Offer and the Merger. See Section 3. Stockholders should consult their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their own tax advisors regarding withholding taxes.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING FINANCIAL INSTITUTIONS, BROKER-DEALERS, STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the New York Stock Exchange. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the New York Stock Exchange as reported by the Dow Jones News Service since January 1, 1995 and the cash dividends per share declared during such periods.

                                                                                QUARTERLY
                                                                                  CASH
                                                               HIGH      LOW    DIVIDENDS
                                                               ----      ---    ---------
Fiscal 1995:
  First Quarter.............................................  $11 1/2  $ 6 1/4     --
  Second Quarter............................................    9 1/8    6 1/2     --
  Third Quarter.............................................    9 7/8    8 1/4     --
  Fourth Quarter............................................    9        5 3/4     --
Fiscal 1996:
  First Quarter.............................................    7 5/8    5 3/4     --
  Second Quarter............................................    8 1/8    5 3/8     --
  Third Quarter.............................................    5 7/8    4 7/8     --
  Fourth Quarter............................................    5 1/2    2 3/4     --
Fiscal 1997:
  First Quarter.............................................    3 7/8    3 1/8     --
  Second Quarter............................................    5 7/8    2 1/4     --

     On June 25, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the New York Stock Exchange was $3 1/4. On June 30, 1997, the closing price per Share as reported on the New York Stock Exchange was $5 7/8.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser, Parent nor the Dealer Managers assume any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent or the Dealer Managers.

     General. The Company is a Delaware corporation with its principal executive offices located at 1009 Lenox Drive, Building Four West, Lawrenceville, New Jersey 08648. The Company is an integrated multinational industrial manufacturer of a broad range of industrial products through its five core business segments -- Power Transmission, Pumps, Instrumentation, Morse Controls and Roltra-Morse. The Company's products are designed to regulate and control motion, transfer liquids and monitor fluids. The Company markets its products on a worldwide basis to a diverse customer base. In November 1996, the Company announced that it was withdrawing Roltra-Morse from divestiture because threats made by an unsuccessful bidder made it impossible for the Company to receive fair value for the business. As a result of this announcement, Roltra-Morse has been reclassified as a continuing operation and the Company has re-focused its operations on its five core business segments, as follows:

     The Power Transmission business segment designs and produces electronic adjustable-speed motor drives, gears and speed reducers.

     The Pumps business segment designs and produces a broad range of rotary pumps, including a proprietary line of two and three-screw pumps.

     The Instrumentation business segment designs and produces transducers and switches for sensing, measuring and controlling pressure, temperature and liquid level and flow.

     The Morse Controls business segment designs and produces push-pull cable and remote control systems.

     The Roltra-Morse business segment designs and produces automotive products including actuators, window controls, latches and door panels/assemblies.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and 1996 (collectively, the "Company's Reports"). More comprehensive financial information is included in the Company's Reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                              IMO INDUSTRIES INC.
                                AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        YEAR ENDED        THREE MONTHS ENDED
                                                       DECEMBER 31,            MARCH 31,
                                                    -------------------   -------------------
                                                      1996     1995(1)      1997     1996(2)
                                                    --------   --------   --------   --------
                                                                              (UNAUDITED)
INCOME STATEMENT DATA:
Net sales.........................................  $468,645   $472,367   $119,546   $121,415
Gross profit......................................   132,628    131,898     35,459     35,558
Selling, general and administrative expenses......    95,232     87,875     23,931     22,332
Research and development expenses.................     9,290      7,736      2,267      2,275
Unusual items.....................................    24,573     10,208     12,900         --
Interest expense..................................    33,317     31,463      8,402      8,290
Income (loss) from continuing operations before
  extraordinary item..............................   (41,773)    12,529    (12,842)     1,940
Discontinued operations net of taxes..............    (8,142)    21,625         --         --
Extraordinary item -- loss on extinguishment of
  debt............................................    (8,455)    (4,444)        --         --
Net income (loss).................................  $(58,370)  $ 29,710   $(12,842)  $  1,940
Earnings (loss) per share:
  Continuing operations before extraordinary
     item.........................................  $  (2.44)  $    .73   $   (.75)  $    .11
  Discontinued operations.........................      (.48)      1.27         --         --
  Extraordinary item..............................      (.49)      (.26)        --         --
  Net income (loss)...............................     (3.41)      1.74       (.75)       .11
Weighted average number of shares outstanding.....    17,100     17,049     17,125     17,085

---------------

(1) Restated to conform to 1996 presentation.
(2) Restated to conform to 1997 presentation.

                                                            AT                         AT
                                                ---------------------------   ---------------------
                                                DECEMBER 31,   DECEMBER 31,   MARCH 31,   MARCH 31,
                                                    1996         1995(1)       1997(2)     1996(2)
                                                ------------   ------------   ---------   ---------
                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.............................    $ 44,125       $ 62,777     $ 33,839    $ 87,974
  Total current assets........................     202,507        205,015      212,409     169,852
  Total assets................................     411,614        434,922      407,957     387,805
  Total current liabilities...................     158,382        142,238      178,570      81,878
  Long-term debt..............................     251,860        231,561      246,324     249,203
  Total liabilities...........................     465,544        428,374      478,449     378,623
  Total shareholders' equity (deficit)........     (54,884)         5,342      (71,328)      9,182

---------------

(1) Restated to conform to 1996 presentation.
(2) The March 31, 1996 balance sheet data treat the Roltra-Morse business segment of the Company as a discontinued operation, while the March 31, 1997 balance sheet data treat the Roltra-Morse business segment as a continuing operation of the Company.

     In connection with Parent's review of the Company and in the course of the negotiations between Parent and the Company described in Section 10, the Company provided Parent with certain business and financial information, including unaudited financial data for the five months ended May 31, 1997, including sales of $203.7 million, earnings before interest and income taxes of $2.7 million and net loss of $12.4 million.

     The Company has advised Parent and Purchaser that it does not as a matter of course make public forecasts as to future performance or earnings. However, in connection with Parent's due diligence review of the Company described in
Section 10, the Company provided to Parent and Purchaser certain projections relating to the Company's forecasted operating results for future periods, including 1997, 1998 and 1999. Parent and Purchaser have been advised that such information was prepared by the Company solely as part of the Company's annual planning process, independent of the Company's potential sale to Parent or Purchaser. Such projections included forecasts of sales of $485.9 million, $521.0 million and $564.0 million, gross profit of $146.1 million, $163.9 million and $181.1 million, income from operations of $22.7 million, $41.3 million and $53.1 million and net income (loss) of $(13.6 million), $5.1 million and $16.1 million for 1997, 1998 and 1999, respectively.

     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE PROJECTIONS. THESE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WILL BE REALIZED OR THAT ACTUAL RESULTS WILL NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PARENT BY THE COMPANY. NONE OF PARENT, PURCHASER, THE COMPANY, THEIR FINANCIAL ADVISORS OR ANY OTHER ENTITY OR PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THESE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THESE PROJECTIONS ARE SHOWN TO BE IN ERROR.

     The Shares are listed on the New York Stock Exchange and are registered pursuant to Section 12(b) of the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as to particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees. Requests should be directed to the Commission's Public Reference Branch, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Such information may also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at c/o United Dominion Industries Limited, 2300 One First Union Center, 301 South College Street, Charlotte, North Carolina 28202. Purchaser is an indirect wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available. Notwithstanding any other provision contained in this Offer to Purchase or the Letter of Transmittal, at any time prior to the payment for Shares accepted for payment in the Offer, Purchaser may assign its right to purchase Shares to Parent or any direct or indirect wholly owned subsidiary of Parent.

     All outstanding shares of Purchaser's capital stock are owned by United Dominion Industries, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent. Parent is a corporation organized under the laws of Canada. The principal offices of Parent and United Dominion Industries, Inc. are located at 2300 One First Union Center, 301 South College Street, Charlotte, North Carolina 28202. As its principal business, Parent and United Dominion Industries, Inc. manufacture diversified engineered products primarily for industrial and commercial customers worldwide. Such business is organized in five divisions: Industrial Products, Compaction, Flair, Door Products and Specialty Products. Industrial Products serves selected markets with engineered equipment and products for heating, cooling, fluid handling, heat exchange, food processing and aerospace applications. Compaction manufactures rollers, landfill compactors, tampers and pavement recyclers. Flair manufactures compressed air filtration, purification and dehydration equipment. Door Products produces side-hinged steel doors and frames. Specialty Products serves selected markets with products ranging from loading dock and material handling equipment to specialized air supply and heating equipment.

     On June 25, 1997, Parent entered into an Agreement and Plan of Merger (the "Core Merger Agreement") with UD Nevada Corp., a Nevada corporation and an indirect wholly owned subsidiary of Parent ("UD Nevada"), and Core Industries Inc, a Nevada corporation ("Core"), pursuant to which, among other things, UD Nevada has agreed to make an offer to purchase all of the outstanding shares of common stock of Core and, subject to the terms and conditions thereof, to merge UD Nevada with and into Core. The Offer is not conditioned upon consummation of any of the transactions contemplated by the Core Merger Agreement, and there is no assurance that any of such transactions will be consummated.

     The name, citizenship, residence or business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     The common shares (without par value) of Parent are listed on The Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange and are registered pursuant to Section 12(b) of the Exchange Act. Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in reports distributed to Parent's shareholders and filed with the Commission. Such reports and other information may be inspected and copied at the Commission's public reference facilities in the same manner as set forth with respect to the Company in Section 7, except that, in general, reports filed by Parent with the Commission may not be accessed electronically. Such information is also available for inspection at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Except as described in this Offer to Purchase, including Schedule I hereto,
(i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Financial Information. Set forth below are certain selected consolidated financial data relating to Parent and its subsidiaries (i) at or for the years ended December 31, 1996 and 1995 that have been excerpted or derived from the audited consolidated financial statements of Parent and its subsidiaries at such dates and for the fiscal years then ended contained in the Parent's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission and (ii) at or for the three months ended March 31, 1997 and 1996 that have been excerpted or derived from the unaudited consolidated financial statements of Parent and its subsidiaries at such dates and for the three-month periods then ended contained in the Parent's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and 1996 filed with the Commission. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission. The following summary is qualified in its entirety by reference to these reports and all financial statements and the related notes therein.

     The financial statements of Parent have been prepared in accordance with generally accepted accounting principles applicable in Canada ("Canadian GAAP"), which practices are described in the notes to such statements. Canadian GAAP differs in certain significant respects from generally accepted accounting principles applicable in the United States ("U.S. GAAP"). A summary of the principal differences between U.S. GAAP and Canadian GAAP and the necessary adjustments to reconcile Canadian GAAP net income to U.S. GAAP net income is set forth below. Amounts reflected in the financial statements of Parent are stated in United States dollars.

                       UNITED DOMINION INDUSTRIES LIMITED

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                 AT OR FOR THE             AT OR FOR THE
                                                   YEAR ENDED               THREE MONTHS
                                                  DECEMBER 31,            ENDED MARCH 31,
                                              --------------------      --------------------
                                                1996        1995          1997        1996
                                              --------    --------      --------    --------
                                                                            (UNAUDITED)
INCOME STATEMENT DATA:
  Sales.....................................  $1,888.8    $1,805.0      $  420.3    $  422.1
  Income from continuing operations.........      94.9        77.3          11.2        10.8
  Income from discontinued operations.......        --         1.3            --          --
  Net income................................      94.9        78.5          11.2        10.8
  Preferred share dividends.................        --        (2.9)           --          --
  Earnings applicable to common shares......      94.9        75.6          11.2        10.8
BALANCE SHEET DATA:
  Total assets..............................  $1,618.3    $1,502.0      $1,569.9    $1,481.8
  Working capital...........................     362.4       284.1         350.1       312.6
  Total current assets......................     754.8       678.5         694.7       660.0
  Total current liabilities.................     392.4       394.5         344.7       347.4
  Total liabilities.........................     797.0       884.1         751.9       738.8
  Total shareholders' equity................     821.3       617.9         818.0       743.0
EARNINGS PER COMMON SHARE:
  Continuing operations.....................  $   2.13    $   1.88      $    .25    $    .26
  Discontinued operations...................        --         .03            --          --
  Net earnings..............................      2.13        1.91           .25         .26
  Weighted average number of shares
     outstanding............................    44,513      39,529        45,240      42,361

     Principal Differences Between Canadian and United States Generally Accepted Accounting Principles. The financial information provided above was prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. These differences relate principally to the following items, and the necessary adjustments are set out below.

     Canadian GAAP allows for the reduction of stated capital of outstanding common shares with a corresponding offset to deficit. This reclassification, which Parent made in 1990, is not permitted by U.S. GAAP and would result in an increase in capital stock and a reduction in retained earnings at December 31, 1996 and 1995 and at March 31, 1997 and 1996 of $128,093,000. Canadian GAAP also permits expenses related to the issue of capital stock, net of income taxes, to be deducted from retained earnings while U.S. GAAP requires such expenses to be deducted from the proceeds of stock issuances credited to capital stock. This reclassification would reduce capital stock and increase retained earnings by $20,905,000 at March 31, 1997, December 31, 1996 and March 31, 1996 and
$17,427,000 at December 31, 1995.

     Under Canadian GAAP, the discount rate used for computing the benefit obligation and the service and interest cost components of net periodic pension expense represents management's best estimate of the long-term rate of return on pension fund assets; whereas, under U.S. GAAP the discount rate reflects the rate at which pension benefits can be effectively settled at the date of the financial statements.

     U.S. GAAP requires accruing the cost of providing post-retirement benefits other than pensions to employees and their beneficiaries (e.g., health care benefits) during the years that the employee renders the necessary service. Parent records expense on a "pay-as-you-go" basis for benefits paid on behalf of retired employees. At March 31, 1997, the accumulated benefit obligation not recorded by Parent totaled approximately $9,000,000.

     In 1996, Parent recognized certain tax benefits related to prior year acquisitions that under U.S. GAAP would have reduced goodwill.

     U.S. GAAP requires the use of an asset and liability approach to accounting for income taxes; whereas, Canadian GAAP requires the use of the deferral method.

     The following table reflects the impact on Parent's net income and net earnings per share of complying with U.S. GAAP as it pertains to the items noted above.

                                                     YEAR ENDED             THREE MONTHS
                                                    DECEMBER 31,          ENDED MARCH 31,
                                                 ------------------      ------------------
                                                  1996       1995         1997       1996
                                                 -------    -------      -------    -------
                                                               (IN THOUSANDS(UNAUDITED)
                                                           EXCEPT PER SHARE DATA)
Net income:
  Canadian GAAP................................  $94,920    $78,519      $11,171    $10,805
  U.S. GAAP....................................   84,319     75,672       10,727     10,093
Net earnings per share:
  Canadian GAAP................................     2.13       1.91          .25        .26
  U.S. GAAP....................................     1.89       1.84          .24        .24

     The following is a reconciliation of net income under Canadian GAAP to net income under U.S. GAAP.

                                                     YEAR ENDED             THREE MONTHS
                                                    DECEMBER 31,          ENDED MARCH 31,
                                                 ------------------      ------------------
                                                  1996       1995         1997       1996
                                                 -------    -------      -------    -------
                                                               (IN THOUSANDS(UNAUDITED)
Net income under Canadian GAAP.................  $94,920    $78,519      $11,171    $10,805
  Increased (decreased) by:
     Gain on sale of business..................   (4,440)        --           --         --
     Pension expense...........................   (1,198)    (1,832)        (300)      (458)
     Postretirement benefits...................     (963)    (1,015)        (240)      (254)
     Income taxes..............................   (4,000)        --           96         --
                                                 -------    -------      -------    -------
          Net income under U.S. GAAP...........  $84,319    $75,672      $10,727    $10,093
                                                 =======    =======      =======    =======

     U.S. GAAP generally requires the use of the equity method of accounting for investments in joint ventures. Accordingly, Parent's proportionate share of its joint ventures' assets, liabilities, sales and expenses would not be reflected in the above financial data under U.S. GAAP. This change in presentation would not affect net income.

     The application of U.S. GAAP discussed above would result in increases in other (non-current) assets of approximately $17,000,000 and other liabilities of approximately $36,000,000 and decreases in current assets of approximately $23,000,000, current liabilities of approximately $16,000,000, long-term debt of $8,000,000 and total shareholders' equity of approximately $18,000,000 as of March 31, 1997.

     9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer, the Merger and the Note Tender Offer, to refinance the Company's obligations under the Credit Agreement, dated as of April 29, 1996 (as amended, the "Company Credit Agreement"), among the Company, Varo Inc., Warren Pumps Inc., the lenders from time to time party thereto, the issuing banks from time to time party thereto and Citicorp USA, Inc., as Agent, and to satisfy certain obligations of the Company under the Indenture and to pay related fees and expenses is estimated to be approximately $460 million. Purchaser will obtain all of such funds from Parent and its affiliates. Affiliates of Parent currently intend to provide such funds from cash on hand and funds available pursuant to new credit facilities (the "New Credit Facilities") in the aggregate amount of $800 million for which Parent and United Dominion Industries, Inc. (together, the "Borrower") have received a commitment (the "Commitment") from the Royal Bank of Canada (New York Branch) ("RBC"). It is anticipated that the initial borrowings under the New Credit Facilities will be used, among other things, to provide a portion of the funds required to consummate the Offer, the Merger and the Note Tender Offer, to provide a portion of the funds necessary to consummate the transactions contemplated by the Core Merger Agreement, to pay related fees and expenses and to repay outstanding balances under existing credit facilities of Parent and its affiliates (the "Existing Credit Facilities") established pursuant to a $300,000,000 Amendment and Restatement of the Credit Agreement and Guaranty dated as of June 20, 1996 among Parent and United Dominion Industries, Inc., as obligors, RBC, as agent, and certain financial institutions signatory thereto, as lenders, as amended, and to provide the Company with sufficient funds to refinance the Company Credit Agreement and satisfy certain of the Company's obligations under the Indenture. At June 30, 1997, the aggregate outstanding principal balance under the Existing Credit Facilities was approximately $19 million.

     The New Credit Facilities will consist of two components: a $650 million five-year revolving credit facility, including a $75 million sub-limit for the issuance of standby letters of credit (the "Five-Year Facility"), and a $150 million 364-day revolving credit facility (the "Bridge Facility"). Borrowings under the New Credit Facilities will be available in all freely available currencies, including U.S. Dollars and German Deutsche Marks, subject to certain limitations. Interest will be payable, at the Borrower's option, at (i) the higher of a U.S. reference lender's prime interest rate or the federal funds rate plus 0.50% per annum, (ii) the interbank offered rate for Eurodollar deposits of 1, 2, 3, 6, 9 or 12 months plus a margin, or (iii) the interbank offered rate for Euro-Deutsche Mark deposits of 1, 2, 3, 6, 9 or 12 months plus a margin. The New Credit Facilities will require the payment of a quarterly facility fee ranging from 0.08% to 0.125% per annum on the aggregate commitments under the Five-Year Facility and from 0.06% to 0.10% per annum on the aggregate commitments under the Bridge Facility, and will also require payment of a utilization fee of 0.05% per annum on the daily average of all outstanding balances if utilization exceeds 50% of the aggregate commitments, if the Parent's public debt is not rated at or above certain rating levels and if the highest pricing margin then applies. The New Credit Facilities will not be secured by collateral. RBC has the right to syndicate all or a portion of the New Credit Facilities.

     The definitive credit agreement for the New Credit Facilities is expected to provide for various representations, warranties and covenants of Parent. The covenants are expected to be typical for a facility of this type, to include, without limitation, customary affirmative covenants designed to ensure the continued existence of Parent, the sound operation of its businesses and the businesses of its subsidiaries, the proper maintenance and insurance of properties, the provision of financial statements, the payment of debts and taxes and continued compliance with applicable law, and customary negative covenants regarding, on a consolidated basis, (i) additional indebtedness, (ii) asset dispositions and expenditures, (iii) financial ratios, (iv) contingent liabilities, (v) loans and advances, (vi) liens and security interests, (vii) dividends and purchases of stock and (viii) transactions with affiliates. Such negative covenants with respect to asset dispositions and liens are expected to expressly except from their coverage the sale, disposition, pledge or encumbrance by Parent or any of its subsidiaries of "margin stock" as defined in Regulation U of the Federal Reserve Board to the extent the fair market value of margin stock exceeds 25% of the fair market value of the property and assets (including the margin stock) of Parent or such subsidiary.

     Under the definitive credit agreement, Parent will agree to hold the agent and each of the lenders harmless against any and all losses, liabilities, claims, damages and expenses incurred or suffered by it arising out of or by reason of any transaction financed with the proceeds of any borrowing and any investigation, litigation or proceeding relating to the transactions contemplated thereby.

     The funding of the New Credit Facilities will be subject to customary conditions, including, among other things, the execution of satisfactory documentation and the receipt of all necessary governmental approvals, and in addition will be subject to the satisfaction of the Minimum Condition. Although Parent expects that the New Credit Facilities will be available to provide funds for the consummation of the Offer and the Merger in accordance with their respective terms, there can be no assurance that the New Credit Facilities will be consummated.

     The foregoing summary is subject to the preparation and completion of a definitive credit agreement for the New Credit Facilities and is qualified in its entirety by reference to the Commitment, a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1/13D (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer.

     Parent anticipates that indebtedness incurred through borrowings under the New Credit Facilities will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Parent and its subsidiaries (including, following the Merger, funds generated by the Surviving Corporation), bank financing, and the public or private sale of debt or equity securities. No decision has been made concerning the method Parent will employ to repay such indebtedness. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER
AGREEMENT.

     Background of the Offer; Contacts with the Company. During the summer and fall of 1996, Parent was approached by a number of investment banking firms identifying the Company as a possible acquisition candidate. In November 1996, Richard A. Bearse, Senior Vice President of Parent, through an investment banking firm, contacted the Company to express Parent's interest in discussing a possible business combination transaction with the Company.

     On March 21, 1997, the Company announced that it had engaged Credit Suisse First Boston to assist it in evaluating strategic alternatives for enhancing stockholder value and reducing leverage, including the possible merger or sale of the Company. Following this announcement, financial advisors of Parent arranged a meeting, held on April 8, 1997, between Mr. Bearse and William M. Brown, the Company's Chief Financial Officer. At this meeting, Mr. Bearse expressed Parent's interest in a possible business combination with the Company, and Messrs. Bearse and Brown discussed the businesses of both Parent and the Company. Following this meeting, the Company requested that Parent enter into a confidentiality agreement as a condition to continuing discussions. On April 25, 1997, Parent entered into a confidentiality agreement with the Company agreeing to keep certain information confidential and not to take certain action to obtain control of the Company. See "Confidentiality Agreement" in this Section 10.

     On April 29, 1997, Jan K. Ver Hagen, Parent's President and Chief Operating Officer, and Mr. Bearse, met with Donald K. Farrar, the Company's Chairman and Chief Executive Officer, Mr. Brown and representatives of Credit Suisse First Boston to discuss Company's operations, financial condition and prospects. Following the meeting, Parent received a confidential information memorandum prepared by Credit Suisse First Boston containing information concerning the Company.

     On May 1, 1997, Mr. Bearse, through Parent's financial advisors, submitted to Credit Suisse First Boston an oral expression of interest by Parent to acquire the Company. Mr. Bearse discussed Parent's desire to preempt any attempt to sell the Company through a process that sought bids from several interested parties. Representatives of Credit Suisse First Boston informed Mr. Bearse that the Company planned to proceed with discussions with other parties. As part of this process, Credit Suisse First Boston requested that Parent submit an expression of interest specifying a tentative price by June 2, at which time the Company would evaluate all proposals and proceed with discussions among a smaller group of potential candidates. On June 2, 1997, Parent submitted to Credit Suisse First Boston its expression of interest to acquire the Company at a price of $4.50 per Share. Credit Suisse First Boston informed representatives of Parent that the tentative price specified in Parent's expression of interest would not be sufficient to include it in the smaller group of potential acquirors with whom further discussions would be held. On June 4, 1997, Parent amended its expression of interest to indicate a range of tentative prices between $4.50 and $6.00 per Share and was invited to continue discussions regarding a potential acquisition.

     On June 12, 1997, J. Milton Childress, II, a Vice President of Parent, notified Credit Suisse First Boston that Parent was withdrawing its expression of interest because it did not wish to participate in a process involving other potential bidders. On June 13, 1997, Mr. Bearse contacted Mr. Farrar to discuss the reasons for Parent's withdrawal of its expression of interest. In subsequent conversations that day among Mr. Bearse, Mr. Farrar and representatives of Credit Suisse First Boston, the Company expressed its desire that Parent continue to participate in the process being conducted by Credit Suisse First Boston. Mr. Bearse reiterated Parent's position that it did not want to continue in a process involving other bidders and that it would proceed with discussions only if it was granted an exclusive period to examine the Company and negotiate a definitive agreement. Later that day, following discussions involving William
R. Holland, Parent's Chairman and Chief Executive Officer, Parent and the Company orally agreed that Parent would continue discussions and, upon Parent's tentative agreement to increase its proposed price to $7.00 per Share, the Company would provide Parent an exclusive period to examine the Company and negotiate a definitive agreement. On June 16, 1997, Parent and the Company entered into a letter agreement pursuant to which Parent and the Company agreed to work diligently in good faith towards the preparation of a definitive merger agreement, the execution of which would be subject to Parent's satisfactory completion of due diligence, and the Company agreed that it would not negotiate or solicit proposals for the sale or other disposition of the Company or its assets until June 30, 1997 (or June 25, 1997, if Parent's Board of Directors did not determine to proceed with the transaction by that date). See "Exclusivity Agreement" in this Section 10.

     On June 16, 1997, members of senior management of Parent met with members of the Company's senior management, business unit managers and corporate staff to review the Company's businesses. During the next week and a half, Parent, Purchaser, the Company, their financial advisors and legal counsel negotiated the terms of a potential acquisition. In addition, during a portion of that period Parent and its financial advisors and legal counsel conducted a business review and due diligence investigation at various Company sites. In connection with its due diligence review of the Company, Parent determined that certain provisions of the indenture governing the Notes must be amended to permit the Merger, and on June 23, 1997, representatives of Parent discussed with representatives of the Company and Credit Suisse First Boston the feasibility of a successful Note Tender Offer. On June 24, 1997, Mr. Holland informed Mr. Farrar that as a result of its due diligence investigation (including Parent's assessment of the magnitude of the Company's potential trailing liabilities with respect to disposed business units and potential environmental liabilities) and the substantial premium necessary to complete a successful Note Tender Offer, Parent could not proceed with a transaction at $7.00 per Share and that Parent proposed to acquire the Company for $5.00 per Share. On June 25, 1997, Mr. Farrar informed Mr. Holland that the Company's Board of Directors had rejected Parent's $5.00 per Share proposal, but that he would recommend that the Company's Board of Directors approve a $6.00 per Share proposal if Parent not condition the Offer on the successful completion of the Note Tender Offer. Mr. Holland advised Mr. Farrar that Parent would proceed with a $6.00 per Share proposal, but only if the Offer was conditioned on the successful completion of the Note Tender Offer. Mr. Farrar advised Mr. Holland that he would present such proposal to the Company's Board of Directors.

     Later on June 25, 1997, upon being advised that the Company's Board of Directors had approved the Merger, Parent's Board of Directors approved the Merger, the Offer, the Note Tender Offer and the other transactions contemplated by the Merger Agreement. The Merger Agreement was executed by representatives of Parent, Purchaser and the Company early in the morning of June 26, 1997, and Parent and the Company announced the execution of the Merger Agreement later that morning.

     The Merger Agreement. The following is a summary of the Merger Agreement, a copy of which has been filed as an Exhibit to the Schedule 14D-1 filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the first public announcement of the execution of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in
Section 14 hereof. Purchaser has expressly reserved the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser and Parent have agreed with the Company that, without the prior consent of the Company, no change in the Offer may be made that decreases the price per Share payable in the Offer, that changes the form of consideration payable in the Offer, that reduces the maximum number of Shares sought pursuant to the Offer, that extends the expiration date of the Offer (except that Purchaser may extend the expiration date of the offer (a) as required to comply with any rule, regulation or interpretation of the Commission or (b) for one or more times each for an aggregate period of up to 15 days (and not to exceed 60 days from the date of commencement) for any reason other than those specified in the immediately preceding clause (a)), or that imposes conditions to the Offer in addition to those set forth in Section 14 hereof.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and as an indirect wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares owned by Purchaser, Parent, the Company or any wholly owned subsidiary of Parent or of the Company and any Shares that are held by stockholders who have properly exercised their rights for appraisal of such Shares in accordance with Delaware Law) shall be cancelled and converted automatically into the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, par value $1.00 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such Certificate of Incorporation. The Merger Agreement also provides that the Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation.

     Note Tender Offer. Pursuant to the Merger Agreement, as promptly as reasonably practicable after the date of the Merger Agreement, but in no event later than five business days after the first public announcement of the execution thereof, and upon the terms and subject to the conditions of the Merger Agreement, Parent or its designee shall make the Note Offer to Purchase. In connection with such Note Offer to Purchase, Parent or its designee intends to solicit Consents from the holders of the Notes to amend the Indenture. The proposed amendments to the Indenture would: (i) delete the covenants in the Indenture entitled "Limitation on Restricted Payments," "Limitation on Restrictions on Distributions from Restricted Subsidiaries," "Limitation on Sales of Assets and Subsidiary Stock," "Limitation on Affiliate Transactions," "Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "Limitation on Liens," "Limitation on Sale/Leaseback Transactions" and "Specified Subsidiaries"; (ii) amend the section of the Indenture entitled "When the Company may Merge or Transfer Assets" to eliminate the requirement in connection with any such merger or sale that the Successor Company (as defined therein) be able to incur an additional $1.00 of indebtedness pursuant to the Indenture's restriction on indebtedness; (iii) amend the section of the Indenture entitled "SEC Reports" to eliminate the requirement that the Company provide the trustee under the Indenture and the holders of the Notes with information and reports specified in Sections 13 and 15(d) of the Exchange Act notwithstanding that the Company may not then be subject to the reporting requirements under such sections of the Exchange Act;
(iv) amend the section of the Indenture entitled "Limitation on Indebtedness" to permit the Company to incur indebtedness to an affiliate of the Company; and (v) amend the section of the Indenture entitled "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" to remove any limitation on a foreign subsidiary's ability to incur indebtedness. Parent's obligation to accept for payment and pay for the Notes and related Consents tendered pursuant to the Note Tender Offer is subject to the condition that Parent receive Consents from the holders of a majority of the outstanding principal amount of the Notes (the "Requisite Consent Condition") and to other conditions. See Section 14. The Note Tender Offer shall be made at a price of 120% of the principal amount of the Notes, upon the terms and subject to the conditions of the Merger Agreement and the Note Tender Offer. In the Merger Agreement, Parent expressly reserved the right to waive any condition, to increase the price payable for each Note and related Consent tendered in the Note Tender Offer, and to make any other changes in the terms and conditions of the Note Tender Offer; provided, however, that, without the consent of the Company, no change may be made which decreases the price payable for each Note and related Consent tendered in the Note Tender Offer, which changes the form of consideration to be paid in the Note Tender Offer, which reduces the maximum number of Notes to be purchased in the Note Tender Offer or which imposes additional conditions to the Note Tender Offer. Subject to the terms and conditions of the Note Tender Offer (including, without limitation, the Requisite Consent Condition), Parent has agreed in the Merger Agreement to pay, as promptly as practicable after expiration of the Note Tender Offer, for all Notes and related Consents validly tendered and not withdrawn. Assuming the Requisite Consent Condition is satisfied and all other conditions to the Note Tender Offer have been satisfied or waived by Parent, the Company has agreed to execute, and to use all reasonable efforts to cause the trustee under the Indenture to execute, a supplemental indenture (the "Supplemental Indenture") in order to give effect to the amendments of the Indenture contemplated in the Note Tender Offer immediately following the expiration date of the Note Tender Offer; provided, however, that the proposed amendments set forth in the Supplemental Indenture (the "Proposed Amendments") will not become operative until the date Parent accepts all Notes (and related Consents) validly tendered for purchase and payment pursuant to the Note Tender Offer. In such event, the parties to the Merger Agreement have agreed that the Proposed Amendments will be deemed effective as of the date immediately prior to such acceptance for payment, and Parent will thereafter be obligated to make all payments for the Notes (and related Consents) so tendered.

     Company Stockholders' Meeting; Proxy Statement. Pursuant to the Merger Agreement, in the event that the affirmative vote of the holders of Shares is required to approve the Merger under Delaware Law, the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"). The Merger Agreement provides that, in the event that the affirmative vote of holders of Shares is required to approve the Merger, the Company shall, as soon as practicable following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable time. The Company has also agreed, subject to the fiduciary duties of the Board under applicable law as advised by independent counsel, to include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and to use all reasonable efforts to obtain such approval and adoption. Parent and Purchaser have each agreed to vote all Shares beneficially owned by them in favor of the Merger.

     Conduct of Business. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the election or appointment of Purchaser's designees to serve on the Company's Board of Directors (the "Purchaser's Election Date"), unless Parent shall otherwise agree in writing, each of the Company and its Subsidiaries shall conduct its business only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement also provides that, except with the prior written consent of Parent or as contemplated by the Merger Agreement, the Company agrees that neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following: (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents, each as amended to date (the "Constituent Documents"); (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 2,000,000 Shares issuable pursuant to Stock Option Plans outstanding on the date thereof) or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for such declarations, set asides, dividends and other distributions made by any Subsidiary to the Company; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement, other than any contract or agreement entered into in the ordinary course of business consistent with past practice and which requires payments by the Company or its Subsidiaries in an aggregate amount of less than U.S. $250,000; (iv) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract, except in the ordinary course of business consistent with past practice; or (v) authorize any single capital expenditure (excluding software development activity) which is in excess of U.S. $500,000 or capital expenditures which are, in the aggregate, in excess of U.S. $2,500,000 for the Company and its Subsidiaries taken as a whole; (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary (other than in connection with hiring and terminating employees in the ordinary course of the Company's business), or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any proposal to adopt or amend any such plan; (g) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable); (h) make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Company's consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 or subsequently incurred in the ordinary course of business and consistent with past practice; or (j) settle or comprise any pending or threatened suit, action or claim that is material or which relates to any of the transactions contemplated by the Merger Agreement; or (k) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing.

     Designation of Directors. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding. Pursuant to the Merger Agreement, the Company agrees, at such time of purchase, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Merger Agreement also provides that, at such times, the Company shall use all reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board with respect to (a) each committee of the Board (some of whom may be required to be independent as required by applicable law or requirements of the New York Stock Exchange, Inc. (the "New York Stock Exchange")), (b) each board of directors of each Subsidiary and (c) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, the Merger Agreement provides that until the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis, the Company shall use all reasonable efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the Subsidiaries as of the date thereof who are not employees of the Company shall remain members of the Board and of such boards and committees.

     Amendments. The Merger Agreement provides that following the election or appointment of Parent's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Constituent Documents of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights thereunder will require the concurrence of a majority of those directors of the Company then in office other than directors designated by Parent or directors who are employees of the Company or, if no such directors are then in office, no such amendment, termination, extension or waiver shall be effected which is materially adverse to the holders of Shares (other than Parent and its Subsidiaries).

     Access to Information; Confidentiality. Pursuant to the Merger Agreement, from the date of the Merger Agreement to the consummation of the Offer, the Company agreed to, and to cause its Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the transactions contemplated by the Merger Agreement (the "Transactions") complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary and to furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request. Parent and Purchaser agreed in the Merger Agreement to keep all such information obtained in connection with entering into the Merger Agreement confidential in accordance with the confidentiality agreement, dated April 25, 1997 (the "Confidentiality Agreement"), between Parent and the Company.

     No Solicitation of Transactions. The Company has agreed that neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any Material Subsidiary or any business combination with the Company or any Material Subsidiary or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing and the Company has agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Merger Agreement permits the Board to furnish information to, or enter into discussions or negotiations with, any person in connection with an unsolicited (from the date of the Merger Agreement) proposal in writing by such person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of its Subsidiaries, if, and only to the extent that, (a) the Board, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by Delaware Law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company uses its reasonable efforts to obtain from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. Moreover, the Company agreed (x) to notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and (y) not to release any third party from, or waive any provision of, any confidentiality or, subject to the fiduciary duties of the Board, standstill agreement to which the Company is or may become a party.

     Treatment of Stock Options; Deferred Director Fees. The Merger Agreement provides that, in accordance with the terms of the Company's Amended and Restated Equity Incentive Plan for Key Employees, the Company's Amended and Restated 1988 Equity Incentive Plan for Outside Directors or the Company's 1995 Equity Incentive Plan for Outside Directors (collectively, the "Stock Option Plans"), each outstanding option to purchase Shares granted under the Company's Stock Option Plans shall, immediately prior to the Effective Time, become exercisable regardless of the vesting schedule contained in any stock option agreement or in any of the Stock Option Plans and shall be canceled at the Effective Time. In the event that any unexercised option is canceled by the Company, each holder of a canceled option shall be entitled to receive, at the Effective Time or as soon as practicable thereafter, from the Company, in consideration for the cancellation of such option, an amount (subject to any applicable withholding tax) in cash equal to the product of (a) the number of Shares previously subject to such option and (b) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such option. The Merger Agreement also provides that, at the Effective Time, the Company shall pay to each individual who served as a director of the Company prior to the Effective Time any and all deferred director fees owed to such individual.

     Indemnification and Insurance. Pursuant to the Merger Agreement, the Certificate of Incorporation and Bylaws of the Surviving Corporation are required to contain provisions no less favorable with respect to indemnification than are set forth in Article XIII of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of the Merger Agreement to and including the Effective Time were directors, officers, employees, fiduciaries or agents (collectively "Representatives") of the Company in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification shall be required by law. Moreover, from and after the Purchaser's Election Date, the Merger Agreement prohibits the amendment, repeal or other modification of the indemnification and advancement of expenses provisions of Article XIII of the Bylaws of the Company or the Constituent Documents of any of its Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were Representatives of the Company or any of its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification is required by law.

     The Merger Agreement also provides that prior to the Effective Time, the Company shall and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former Representative of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a Representative, whether occurring before or after the Effective Time, for a period of six years after the date of the Merger Agreement (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, and, with respect to Indemnified Parties who are or were directors or officers of the Company, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law).

     Pursuant to the Merger Agreement, the Company, from and after the date of the Merger Agreement and to and including the Effective Time, and the Surviving Corporation, from the Effective Time until six years thereafter, each agreed to maintain in effect, insurance coverage, if available, equivalent to that provided by the directors' and officers' liability insurance policies currently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring on or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (which annual premiums the Company has represented in the Merger Agreement to be approximately $300,000).

     The Merger Agreement provides that in the event the Company, Parent or the Surviving Corporation or any of their respective successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, Parent or the Surviving Corporation, as the case may be, shall assume the obligations described above. The Merger Agreement provides that the obligations described above shall survive the Effective Time.

     Employee Benefits. Pursuant to the Merger Agreement, for a period of one year from the Effective Time, Parent has agreed to, or to cause the Company or the Surviving Corporation to, maintain the employee benefit plans (other than the Stock Option Plans) which the Company maintains for the benefit of, or which are open to, a majority of the employees of the Company on the terms in effect on the date of the Merger Agreement, or such other plans, arrangements or programs as will provide employees with benefits that in the aggregate are substantially equivalent to, and no less favorable than, those provided under the employee benefit plans (other than the Stock Option Plans) as in effect on the date of the Merger Agreement. In addition, Parent shall, or shall cause the Surviving Corporation to, assume and agree to perform specified "Change of Control Agreements" in the same manner and to the same extent that the Company is required to perform such agreements. Such Change of Control Agreements provide for payments to certain officers and other employees of the Company upon termination of employment, diminution of responsibility or salary or other circumstances following a change of control of the Company. If Purchaser consummates the Offer, a change in control will occur under the Change of Control Agreements.

     Provision of Funds. Pursuant to the Merger Agreement Parent has agreed that (a) Parent will cause the Company to be provided with sufficient funds immediately prior to the Purchaser's Election Date, to refinance the Company's obligations under the Company Credit Agreement, (b) from and after the Purchaser's Election Date, Parent will cause the Company to be provided with sufficient funds, on terms that comply with the Indenture with respect to the Notes to satisfy the Company's obligations under Section 4.10 of the Indenture and (c) that such funds will be provided to the Company on terms no less favorable to the Company than those contained in the Company Credit Agreement.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to the Company's filings with the Commission, consolidated financial statements of the Company and its Subsidiaries, the absence of certain changes or events concerning the Company's business, compliance with law and certain contracts, litigation, insurance, licenses and permits, employee benefit plans, labor matters, ownership of assets, trademarks, patents and copyrights, environmental matters, brokers, taxes, absence of certain business practices and letters of credit, surety bonds and guarantees.

     The Company also represented in the Merger Agreement that (a) the Board, at a meeting duly called and held on June 25, 1997, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, and such approval constitutes approval of the foregoing for purposes of
Section 203 of Delaware Law, (iii) taken all action to avoid the occurrence of a "Distribution Date" or a "Triggering Event" (each as defined in the Rights Agreement) with respect to the Rights and (D) recommended that the stockholders of the Company accept the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger.

     Parent represented and warranted to the Company in the Merger Agreement, among other things, that Parent has, or has commitments to obtain, sufficient funds to permit Purchaser (i) to acquire all the outstanding Shares in the Offer and the Merger and (ii) to acquire all of the Notes (and obtain all of the related Consents) in the Note Tender Offer, written evidence of which has been provided to the Company.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions: (a) the Merger Agreement and the transactions contemplated by the Merger Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of the stockholders is not required by Delaware Law); (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them or the consummation of the Merger illegal under applicable law or otherwise restricting, preventing or prohibiting under applicable law the consummation of the transactions contemplated by the Merger Agreement; (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer and (e) the Supplemental Indenture shall have been entered into and Parent or its permitted assignee shall have purchased all Notes validly tendered and not withdrawn pursuant to the Note Tender Offer; provided, however, that Parent shall not be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Note Tender Offer, Parent fails to purchase any Notes validly tendered and not withdrawn pursuant to the Note Tender Offer.

     Termination. The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company: (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company prior to Purchaser's Election Date; (b) by Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before December 31, 1997 (so long as the party seeking such termination has not failed to fulfill any obligation under the Merger Agreement, which failure has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or (ii) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
(c) by Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition to the Offer or the Note Tender Offer, as applicable, Purchaser shall have (A) failed to commence the Offer within five business days following the date of public announcement of the execution of the Merger Agreement, (B) failed to commence the Note Tender Offer within 10 business days following the date of public announcement of the execution of the Merger Agreement, (C) terminated the Offer or the Note Tender Offer without having accepted any Shares or Notes (and without having obtained related Consents), as the case may be, for payment thereunder or (D) failed to pay for Shares or Notes (and obtain related Consents) pursuant to the Offer or the Note Tender Offer, as the case may be, within 90 days following the commencement thereof; unless such action or inaction under (A), (B), (C) or (D) shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer or the Notes pursuant to the Note Tender Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Board if (i) Purchaser shall have (A) failed to commence the Offer within five business days following the date of public announcement of the execution of the Merger Agreement, (B) failed to commence the Note Tender Offer within 10 business days following the date of public announcement of the execution of the Merger Agreement, (C) terminated the Offer or the Note Tender Offer without having accepted any Shares or Notes (and without having obtained related Consents), as the case may be, for payment thereunder or (D) failed to pay for Shares pursuant to the Offer or the Notes (and obtain related Consents) pursuant to the Note Tender Offer within 90 days following the commencement thereof, unless such action or inaction under (A), (B), (C) or (D) shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer or the Notes pursuant to the Note Tender Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other Transaction in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or any of its assets by a sale, merger or other business combination or in order to approve a tender offer or exchange offer for Shares by a third party, in either case, as the Board determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders, after consultation with its independent legal counsel and financial advisers, and is on terms more favorable to the Company's stockholders than the Offer and the Merger taken together (this provision of the Merger Agreement, together with the provision described in clause (c)(ii) of this sentence, are collectively referred to as the "Fiduciary Out Clause"); provided, however, that such termination under this clause (ii) shall not be effective until the Company has made payment to Parent of the Fee (as hereinafter defined) required to be paid pursuant to the Merger Agreement and has deposited with a mutually acceptable escrow agent $2.0 million for reimbursement of Expenses (as hereinafter defined).

     In the event of the termination of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void, and there shall be no liability on the part of any party hereto, except under the provisions of the Merger Agreement related to fees and expenses described below and confidentiality and except for liability of any party for breach of the Merger Agreement prior to its termination.

     Fees and Expenses.  The Merger Agreement provides that in the event that
(a) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 20% of the then outstanding Shares, the

Merger Agreement shall have been terminated (other than pursuant to the Fiduciary Out Clause) and within 12 months of such termination a Third Party Acquisition (as defined hereinafter) shall occur; or (b) any person shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for 25% or more of the then outstanding shares (or which, assuming the maximum amount of securities that could be purchased, would result in any person beneficially owning 25% or more of the then outstanding Shares) or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the Per Share Amount and (i) the Offer shall have remained open for at least 20 business days, (ii) the Minimum Condition shall not have been satisfied and (iii) the Merger Agreement shall have been terminated (other than pursuant to the Fiduciary Out Clause) and (iv) within 12 months of such termination a Third Party Acquisition shall occur; or
(c) if the Minimum Condition or the Requisite Consent Condition shall not have been satisfied on or prior to the date that is 60 days from the date of commencement of the Offer, Parent desires to extend the Offer beyond such 60 day period but the Company declines to consent to such extension, the Merger Agreement is terminated (other than pursuant to the Fiduciary Out Clause) and within 12 months of such termination a Third Party Acquisition shall occur; or
(d) the Merger Agreement is terminated pursuant to the Fiduciary Out Clause, then, in any such event, provided that neither Parent nor Purchaser is in material breach of its obligations under the Merger Agreement, the Company shall pay Parent promptly (but in no event later than one business day after (i) the consummation of the Third Party Acquisition, with respect to the events described in clauses (a), (b) or (c), or (ii) such termination with respect to clause (d)) a fee of U.S. $8 million (the "Fee"), plus "Expenses" (as defined below).

     The Merger Agreement also provides that so long as neither Parent nor Purchaser is in material breach of its obligations under the Merger Agreement and Parent is not entitled to the Fee pursuant to the preceding paragraph, if
(a) the Merger Agreement is terminated as described in clause (c) of the third preceding paragraph due to the material breach of the Company's obligations under the Merger Agreement or (b) the Merger Agreement is terminated as described in clause (c) of the third preceding paragraph because of the occurrence of the condition set forth in paragraph (f) under Section 14 set forth below and such occurrence results from the failure of representations and warranties of the Company to be true and correct in accordance with its terms, then, in either case (a) or (b), the Company shall promptly reimburse Parent and Purchaser for all Expenses.

     "Expenses" is defined in the Merger Agreement to mean all reasonable out-of-pocket expenses and fees up to U.S. $2.0 million in the aggregate (including, without limitation, reasonable fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the transactions contemplated by the Merger Agreement or structuring such transactions and all reasonable fees of counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses) actually incurred by either of them or on their behalf in connection with the transactions contemplated by the Merger Agreement, including, without limitation, the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other persons and assumed by Parent and Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the transactions contemplated by the Merger Agreement and any financing commitments or agreements relating thereto. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" is deemed to include the reasonable costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of the fees and expenses provision of the Merger Agreement, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a per annum rate equal to the rate of interest publicly announced by Morgan Guaranty Trust Company of New York, from time to time, in the City of New York, as such bank's prime rate plus 1%.

     "Third Party Acquisition" is defined in the Merger Agreement to mean the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by any Third Party of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares whether by tender offer, exchange offer or otherwise; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its Subsidiaries of 50% or more of the outstanding Shares.

     Except as set forth above, all costs and expenses incurred by Parent, Purchaser and the Company in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not any such transaction is consummated.

     Confidentiality Agreement. On April 25, 1997, Parent entered into a Confidentiality Agreement with the Company. The following is a summary of the Confidentiality Agreement, a copy of which has been filed as an Exhibit to the
Schedule 14D-1 filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Confidentiality Agreement. Under the Confidentiality Agreement, Parent agreed to use information furnished by the Company or its representatives, compiled by Parent or its representatives from such furnished information, or gathered by Parent by inspection of the Company and its Subsidiaries, that is not otherwise generally available to the public (other than as a result of disclosure by Parent or its representatives) (the "Evaluation Materials") exclusively for the purpose of evaluating an acquisition transaction with the Company. In addition, Parent agreed not to disclose any of the Evaluation Materials other than under certain circumstances. Under the Confidentiality Agreement, Parent agreed that without the prior written consent of the Company (i) for a period of two years from the date of the Confidentiality Agreement it would not solicit for employment any person employed by the Company on April 25, 1997 as a key employee and (ii) for a period of one year from the date of the Confidentiality Agreement it would not, (A) acquire or make any proposal to acquire any securities or property of the Company, (B) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (C) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company, (D) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, (E) otherwise act to seek to control or influence the management, the Board of policies of the Company, (F) disclose any intention, plan or arrangement inconsistent with the foregoing, or (G) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger. Assuming the Minimum Condition has been satisfied, upon acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have been terminated without further action by the parties thereunder.

     Exclusivity Agreement. The following is a summary of the Exclusivity Agreement, dated as of June 16, 1997, between Parent and the Company (the "Exclusivity Agreement"), a copy of which has been filed as an Exhibit to the
Schedule 14D-1 filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Exclusivity Agreement. The Exclusivity Agreement provided that, from June 16, 1997 through June 30, 1997 (the "Due Diligence Period"), the Company would provide Parent access for a due diligence review of the Company and Parent and the Company would work diligently in good faith towards the preparation and execution of a definitive merger agreement (subject to Parent's satisfactory completion of its due diligence review).

     In the Exclusivity Agreement, the Company also agreed that it would not, and no director, officer, stockholder, employee, agent or other representative of the Company would be authorized by the Company to, negotiate or solicit proposals for the sale or other disposition of the Company or its assets (whether by means of a negotiated sale of securities or assets, tender or exchange offer, merger or other business combination, recapitalization, restructuring or other transaction (any such transaction being referred to as a "Sale")) with or from any other party during the Due Diligence Period; provided, however that the obligation described above would have terminated at 5:00 p.m., New York time on June 25,

1997, if Parent had not notified the Company by that time that its board of directors had determined to proceed with a business combination transaction. In addition, the Company agreed that it would immediately cease and cause to be terminated during such Due Diligence Period any existing activities, discussions or negotiations with any person other than Parent or its affiliates in respect of a Sale. In the event the Company received an unsolicited offer (an "Other Offer") during the Due Diligence Period and was advised in writing by its legal counsel that its board of directors had a fiduciary obligation to consider and respond to such Other Offer prior to the expiration of the Due Diligence Period, the Exclusivity Agreement permitted the Company to do so provided it advised Parent of the receipt of such Other Offer and allowed Parent to submit a competing offer for consideration by the Board at the same meeting at which such Other Offer was to be considered. In consideration of the Company's agreement described in this paragraph, Parent agreed to diligently pursue its review of the Company during the Due Diligence Period and agreed further to notify the Company within twenty-four (24) hours of any determination to not proceed with a business combination transaction as contemplated by the parties, whereupon the provisions described in this paragraph would terminate.

     In the Exclusivity Agreement, the Company and Parent also agreed to keep confidential all matters related to a proposed transaction with the Company (except as required by law) and the Company expressed its intent to call a meeting of its Board to consider a proposed transaction with Parent prior to the end of the Due Diligence Period. The terms of the Exclusivity Agreement were superseded by the Merger Agreement.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     In the Merger Agreement, the Company has agreed, in the event the affirmative vote of the holders of Shares is required to approve the Merger under Delaware Law or the Company's Certificate of Incorporation, to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Parent shall be entitled to designate representatives to serve on the Company's Board of Directors in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Appraisal Rights; Going Private Transactions. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the Effective Time (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders could be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earnings capacity. In Weinberger v. UOP, Inc., the Delaware Court stated among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissable in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damage remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that if the Merger is consummated within one year of the purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to the Merger. Purchaser believes that if the Merger is not consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 may be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is currently expected that, following consummation of the Offer, initially the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

     12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 2,000,000 Shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement and including up to 1,250 restricted Shares per quarter issuable to outside directors in accordance with past practice pursuant to the Stock Option Plans), (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for such declarations, set asides, dividends and other distributions made by any Subsidiary to the Company or (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than pursuant to outstanding employee and director options, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change, acquisition, reduction, issuance or sale.

     If, on or after June 23, 1997, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NYSE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the New York Stock Exchange for continued listing and may be delisted from the New York Stock Exchange and deregistered under Section 12(b) of the Exchange Act. Parent intends to cause the delisting by the New York Stock Exchange and deregistration of the Shares following consummation of the Offer.

     According to published guidelines, the New York Stock Exchange would consider delisting the Shares if, among other things, the number of holders of Shares should fall below 400 (or below 1,200, if trading volume falls below 100,000 Shares for the most recent 12 months), the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10 percent or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $8,000,000. The Company has advised Purchaser that, as of June 24, 1997, there were 17,126,609 Shares outstanding, held by approximately 18,000 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the New York Stock Exchange for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the New York Stock Exchange were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market ("Nasdaq") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

     The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing banks to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares might no longer be eligible as collateral for loans made by banks.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting.

     It is the present intention of the Parent to seek to cause the Company to make an application for termination of registration of the Shares under the Exchange Act as soon as possible following the Offer if the requirements for termination of registration are met. If registration of the Shares under the Exchange Act is not terminated prior to the Merger, registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     14. CERTAIN CONDITIONS OF THE OFFER AND THE NOTE TENDER
OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) the Note Tender Offer shall have been terminated in accordance with the conditions of the Note Tender Offer described below,
(iii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iv) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent pursuant to the Offer, or the consummation of any other transaction contemplated by the Merger Agreement (collectively, the "Transactions"), or seeking to obtain material damages in connection with any such Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company or Parent of all or any material portion of its business, or to compel the Company or Parent to dispose of or hold separate all or any material portion of its business as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Transactions contemplated thereby; or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; provided that Parent shall have used all reasonable efforts to cause any such action or proceeding described in this paragraph (a) to be dismissed or withdrawn;

          (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, that (i) restrains or prohibits the making of the Offer or the consummation of any other Transaction; (ii) prohibits or limits ownership or operation by the Company or Parent of all or any material portion of its business or assets, or compels the Company or Parent to dispose of or hold separate all or any material portion of its business or assets, in each case as a result of the Transactions; (iii) imposes limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Transactions; (iv) requires divestiture by Parent or Purchaser of any Shares; provided that Parent shall have used all reasonable efforts to cause any such injunction, order or decree described in this paragraph (b) to be vacated or lifted;

          (c) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both
     (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, in each case that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; provided that Parent shall have used all reasonable efforts to cause any such action, order or injunction described in this paragraph (c) to be vacated or lifted;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities of (x) the Company on the New York Stock Exchange or (y) Parent on any of The Toronto Stock Exchange, The Montreal Exchange or the New York Stock Exchange, (ii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index by an amount in excess of 30%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada,
     (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions,
     (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

          (f) (i) any representation or warranty of the Company in the Merger Agreement shall not be true and correct; or

             (ii) there shall have occurred, since the date of the Merger Agreement, a change in the business, operations, financial condition, assets or liabilities of the Company or any Subsidiary with the effect that such failure of any such representation or warranty to be true and correct or such change, when taken together with all other such failures of such representations and warranties to be true and correct (both favorable and adverse) and all other such changes (both favorable and adverse), in the aggregate would have, a Material Adverse Effect; provided, however that, for the purpose of the foregoing condition, in determining whether any such representation or warranty is true or correct, any qualification as to materiality or Material Adverse Effect contained in any such representation and warranty shall be deemed not to apply;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (h) the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; which, in the sole judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     Notwithstanding any other provision of the Note Tender Offer, Parent shall not be required to accept for payment or pay for any Notes or related Consents tendered pursuant to the Note Tender Offer and may terminate or amend the Note Tender Offer and may postpone the acceptance for payment of and payment for Notes and related Consents tendered, if (i) the Requisite Consent Condition shall not have been satisfied, (ii) the Offer shall have been terminated in accordance with the conditions described above or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Notes and related Consents, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Note Tender Offer, the acceptance for payment of, or payment for, any Notes or related Consents by Parent or any other affiliate of Parent pursuant to the Note Tender Offer or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company or Parent of all or any material portion of its business or to compel the Company or Parent to dispose of or hold separate all or any material portion of its business as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent or any affiliate of Parent to exercise effectively full rights of ownership of any Notes or related Consents, or (iv) seeking to require divestiture by Parent or any affiliate of Parent of any Notes; provided that Parent shall have used all reasonable efforts to cause any such action or proceeding described in this paragraph (a) to be dismissed or withdrawn;

          (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, that (i) restrains or prohibits the making of the Note Tender Offer or the consummation of any other Transaction; (ii) prohibits or limits ownership or operation by the Company or Parent of all or any material portion of its business or assets or compels the Company or Parent to dispose of or hold separate all or any material portion of its business or assets, in each case as a result of the Transactions; (iii) imposes limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Notes; or
     (iv) requires divestiture by Parent of any Notes; provided that Parent shall have used all reasonable efforts to cause any such injunction, order or decree described in this paragraph (b) to be vacated or lifted;

          (c) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both
     (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, in each case that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; provided that Parent shall have used all reasonable efforts to cause any such action, order or injunction described in this paragraph (c) to be vacated or lifted;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities of (x) the Company on the New York Stock Exchange or (y) Parent on any of The Toronto Stock Exchange, the Montreal Exchange or the New York Stock Exchange, (ii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index by an amount in excess of 30%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada,
     (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions,
     (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

          (f) (i) any representation or warranty of the Company in the Merger Agreement shall not be true and correct; or

          (ii) there shall have occurred, since the date of the Merger Agreement, a change in the business, operations, financial condition, assets or liabilities of the Company or any Subsidiary with the effect that such failure of any such representation or warranty to be true and correct or such change, when taken together with all other such failures of such representations and warranties to be true and correct (both favorable and adverse) and all other such changes (both favorable and adverse), in the aggregate would have, a Material Adverse Effect; provided, however that, for the purpose of the foregoing condition, in determining whether any such representation or warranty is true or correct, any qualification as to materiality or Material Adverse Effect contained in any such representation and warranty shall be deemed not to apply;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Agreement;

          (h) the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Note Tender Offer or postpone the acceptance for payment of or payment for Notes and related Consents thereunder; which, in the sole judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent (or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate, or other substantial conditions complied with) in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     State Takeover Laws; Antitakeover Provisions in Certificate of Incorporation. Under Delaware law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger, except that the affirmative vote of the holders of Shares will not be required if immediately prior to the Effective Time Purchaser holds 90 percent or more of the outstanding Shares. The Company has represented to Parent and Purchaser in the Merger Agreement that prior to the execution and delivery of the Merger Agreement and the Stockholders Agreement by the parties thereto, the Company's Board approved the transactions contemplated thereby such that the Merger shall not be subject to restrictions under Section 203 of Delaware Law.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that certain Oklahoma corporate governance statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma because they could subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws such as those described above. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not necessarily complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Section 203 of Delaware Law limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has approved, among other things, the Offer and the Merger for purposes of
Section 203 of Delaware Law.

     Article Ten of the Company's Certificate of Incorporation provides that, except as described below, the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of the Company, excluding voting stock beneficially owned by any entity who has announced or publicly disclosed a plan to become the beneficial owner of twenty percent of the voting stock of the Company (an "Interested Stockholder"), is required to approve a "Business Combination" (defined to include, among other things, any merger of the Company with any Interested Stockholder or any agreement providing for such a merger). However, the vote requirement does not apply if either (a) the merger is approved by a majority of the "Continuing Directors" then in office or (2) certain price and procedural requirements are met. The term "Continuing Directors" is defined to include any director of the Company who is not an affiliate, associate or representative of the Interested Stockholder and who was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor who is not an affiliate, associate or representative of the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors then in office. The Company has represented in the Merger Agreement that the Board, at a meeting duly called and held on June 25, 1997, has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby. Such approval satisfies the requirements of Article Ten of the Company's Certificate of Incorporation.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

     Pursuant to the HSR Act, on July 7, 1997, Parent anticipates filing a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on July 22, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer, subject to the terms of the Merger Agreement, may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Parent and Purchaser believe that the financing of the acquisition of the Shares will be in full compliance with or not subject to the margin regulations.

     Other Foreign Approvals. The Company owns property and conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     16. FEES AND EXPENSES. Neither Purchaser nor Parent, nor any officer, director, stockholder, agent or other representative of Purchaser or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Goldman Sachs and Union Bancaire are acting as Dealer Managers in connection with the Offer and Union Bancaire has provided certain financial advisory services to Parent and Purchaser in connection with the Offer. Parent has agreed to pay Goldman Sachs and Union Bancaire reasonable and customary compensation for such services. In addition, Parent has agreed to reimburse Goldman Sachs and Union Bancaire for reasonable out-of-pocket expenses related to their engagement, including the reasonable fees and expenses of a single counsel, and has agreed to indemnify each of Goldman Sachs and Union Bancaire and certain affiliated persons against certain liabilities and expenses in connection with its services, including, without limitation, certain liabilities under the federal securities laws.

     Purchaser and Parent have retained MacKenzie Partners, Inc. as the Information Agent and First Chicago Trust Company of New York as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid reasonable and customary compensation for its services, and will also be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under the federal securities laws.

     17. MISCELLANEOUS. The Offer is made only by this Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Goldman Sachs, Union Bancaire or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          UD DELAWARE CORP.

July 2, 1997

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

     The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name, principal business and address of any corporation or other organization in which such employment is conducted or was conducted of each director and executive officer of Parent. Except for Messrs. Crossgrove, Grant, McDonald, Stinson, Allan Taylor and George Taylor, who are citizens of Canada, each of Parent's directors and executive officers is a citizen or permanent resident of the United States. The business address of each executive officer of Parent is 2300 One First Union Center, Charlotte, North Carolina 28202. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent. Directors are indicated by an asterisk.

                                                                           PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                                          MATERIAL OCCUPATIONS FOR PAST FIVE YEARS,
                                      BUSINESS (B) OR RESIDENCE (R)        NAME, PRINCIPAL BUSINESS AND ADDRESS OF
             NAME                                ADDRESS                        PRINCIPAL OFFICE OF EMPLOYER
             ----                ---------------------------------------  -----------------------------------------
Donald N. Boyce*...............  (b) IDEX Corporation                     Chairman of the Board, President and
                                      630 Dundee Rd., Ste. 400            Chief Executive Officer of IDEX
                                      Northbrook, Illinois 60065          Corporation, a diversified manufacturing
                                                                          company, from 1988 to present.
Hermann Buerger*...............  (b) Commerzbank AG                       Executive Vice President of Commerzbank
                                      2 World Financial Center            AG, a commercial bank, from 1989 to
                                      New York, New York 10281            present.
James E. Courtney*.............  (r) 1779 Venus Drive                     Chairman of the Board, First Independence
                                      Sanibel, Florida 33957              Bank of Fort Myers, a commercial bank,
                                                                          16740 San Carlos Blvd., Fort Myers,
                                                                          Florida 33908-3954, from January 1, 1996
                                                                          to present. President, The Mariner Group,
                                                                          Inc., a real estate management and
                                                                          development company, 12800 University
                                                                          Drive, Suite 350, Fort Myers, Florida
                                                                          33907, 1992-1995.

                                                                           PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                                          MATERIAL OCCUPATIONS FOR PAST FIVE YEARS,
                                      BUSINESS (B) OR RESIDENCE (R)        NAME, PRINCIPAL BUSINESS AND ADDRESS OF
             NAME                                ADDRESS                        PRINCIPAL OFFICE OF EMPLOYER
             ----                ---------------------------------------  -----------------------------------------
Peter A. Crossgrove*...........  (b) Southern Africa Minerals             President and CEO, Southern Africa
                                      Corporation                         Minerals Corporation, a diamond
                                      141 Adelaide Street West            exploration company, from 1994 to
                                      Suite 1703                          present. Chairman and Chief Executive
                                      Toronto, Ontario M5H 3L5            Officer of Brush Creek Corporation, an
                                      Canada                              investment holding company, 250 Yonge
                                                                          Street, Toronto, Ontario M5B 1C8, Canada,
                                                                          from 1993 to present. Acting CEO, Placer
                                                                          Dome Inc., an international mining
                                                                          company, Suite 3500, IBM Tower,
                                                                          Toronto-Dominion Ctr., Toronto, Ontario
                                                                          M5K 1N3, Canada, 1992-1993. President and
                                                                          Chief Executive Officer of Itco
                                                                          Properties Ltd., a wholly owned
                                                                          subsidiary of Starlaw Holdings Limited, a
                                                                          company that develops, purchases and
                                                                          holds real estate in Canada and the U.S.,
                                                                          Royal Bank Plaza Suite 1525, Toronto,
                                                                          Ontario M5J 2J2, Canada, 1982-1992.

R. Stuart Dickson*.............  (b) Ruddick Corporation                  Chairman of the Executive Committee,
                                      2000 Two First Union Center         Ruddick Corporation, an industrial
                                      Charlotte, NC 28282                 thread, regional supermarket and venture
                                                                          capital holding company, 2000 Two First
                                                                          Union Center, Charlotte, NC 28282, from
                                                                          1994 to present. Chairman, Ruddick
                                                                          Corporation, 1968-1994.
The Honorable James A. Grant,    (b) Stikeman, Elliott                    Partner of Stikeman, Elliot, a law firm,
  P.C., Q.C.*..................       Suite 3900                          from 1970 to present.
                                      1155 Rene Levesque
                                      Blvd., West
                                      Montreal, Quebec H3B 3V2 Canada
William R. Holland*............                                           Chairman since 1987, and Chief Executive
                                                                          Officer since 1986.

Russell C. King, Jr.*..........  (r) 2376E Dunwoody Crossing              Retired since May 30, 1994. President and
                                      Atlanta, Georgia 30338              Chief Operating Officer, Sonoco Products
                                                                          Company, an international manufacturer of
                                                                          packaging products, 1 North Second
                                                                          Street, P.O. Box 160, Hartsville, SC
                                                                          29551, 1990-1994.

H. John McDonald*..............  (b) Black & McDonald Limited             Chairman, Black & McDonald Limited, an
                                      Suite 2800, 2 Bloor St. East        international mechanical and electrical
                                      Toronto, Ontario M4W 1A8            contracting company, since 1984.
                                      Canada

                                                                           PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                                          MATERIAL OCCUPATIONS FOR PAST FIVE YEARS,
                                      BUSINESS (B) OR RESIDENCE (R)        NAME, PRINCIPAL BUSINESS AND ADDRESS OF
             NAME                                ADDRESS                        PRINCIPAL OFFICE OF EMPLOYER
             ----                ---------------------------------------  -----------------------------------------
Dalton D. Ruffin*..............  (r) 2871 Galsworthy Dr.                  Retired since January 1, 1989.
                                      Winston-Salem, NC 27106
William W. Stinson*............  (r) 1001 13th Avenue, SW                 Retired since May 1, 1996. Chairman of
                                      Suite 750                           Canadian Pacific Limited, a
                                      Calgary, Alberta T2R 0L5            transportation, energy, real estate and
                                      Canada                              hotel company, Suite 800, Place du
                                                                          Canada, P.O. Box 6042, Station
                                                                          Centre-ville, Montreal, Quebec H3C 3E4,
                                                                          Canada, 1989-1996. Chief Executive
                                                                          Officer, Canadian Pacific Limited,
                                                                          1985-1996.
Allan R. Taylor*...............  (r) The Chedington Manor                 Retired since January 31, 1995. Chairman,
                                      1 Chedington Place, Suite 2A        Royal Bank of Canada, a financial
                                      North York, Ontario M4N 3R4         institution, Royal Bank Plaza, Toronto,
                                      Canada                              Ontario M5J 2J5, Canada, 1986-1995. Chief
                                                                          Executive Officer, Royal Bank of Canada,
                                                                          1986-1994.
George S. Taylor*..............  (r) R.R. #3                              Retired since December 31, 1995.
                                      4675 Line 3                         President and Chief Executive Officer,
                                      St. Mary's, Ontario                 John Labatt Limited, a brewing company,
                                      N4X 1C6 Canada                      Labatt House BCE Place, P.O. Box 811,
                                                                          Suite 200-181 Bay St., Toronto, Ontario
                                                                          M5J 2T3 Canada, 1992-1995. Executive Vice
                                                                          President, John Labatt Limited,
                                                                          1985-1992.
Jan K. Ver Hagen*..............                                           President and Chief Operating Officer
                                                                          since 1994. Vice Chairman, Emerson
                                                                          Electric Co., a manufacturer of a broad
                                                                          range of electrical and electronic
                                                                          products, 8000 W. Florissant Ave., St.
                                                                          Louis, Missouri 63136, 1988-1994.
Robert E. Drury................                                           Executive Vice President and Chief
                                                                          Administrative Officer since 1995. Chief
                                                                          Financial Officer, 1992-1995, and Senior
                                                                          Vice President, 1993-1995. Vice
                                                                          President, 1987-1993.
B. Bernard Burns, Jr...........                                           President of Door Products division since
                                                                          1997. President of Building Products
                                                                          segment, 1996-1997. General Counsel and
                                                                          Secretary since 1992, and Senior Vice
                                                                          President since 1993. Vice President,
                                                                          1989-1993.

                                                                           PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                                          MATERIAL OCCUPATIONS FOR PAST FIVE YEARS,
                                      BUSINESS (B) OR RESIDENCE (R)        NAME, PRINCIPAL BUSINESS AND ADDRESS OF
             NAME                                ADDRESS                        PRINCIPAL OFFICE OF EMPLOYER
             ----                ---------------------------------------  -----------------------------------------
Richard A. Bearse..............                                           Senior Vice President, Planning and
                                                                          Development since 1996. President of
                                                                          Building Products segment, 1995- 1996.
                                                                          President and Chief Executive Officer of
                                                                          Flair Corporation, a manufacturer of air
                                                                          and water filtration systems (and a
                                                                          subsidiary of Parent), 4647 Southwest
                                                                          40th Avenue, Ocala, Florida 34474-5799,
                                                                          1991-1995.
Glenn A. Eisenberg.............                                           Senior Vice President and Chief Financial
                                                                          Officer since 1995. Vice President of
                                                                          Planning and Development, 1992-1995.
                                                                          Director of Corporate Finance and
                                                                          Investor Relations, 1991-1992.
John G. MacKay.................                                           Executive Vice President -- Europe since
                                                                          1996. Senior Vice President since 1995.
                                                                          President and Chief Executive Officer,
                                                                          The Marley Cooling Tower Company, a
                                                                          manufacturer of cooling towers for power
                                                                          generation, industrial, refrigeration and
                                                                          HVAC applications (and a subsidiary of
                                                                          Parent), 7401 West 129th Street, Overland
                                                                          Park, Kansas 66213, 1995-1996. President
                                                                          of Industrial Products segment,
                                                                          1993-1995.
Irvin B. Prude.................                                           Senior Vice President since 1995.
                                                                          President, Building Products segment,
                                                                          1993-1995. Senior Vice President,
                                                                          1992-1993.
William Dries..................                                           Vice President since 1990. Controller
                                                                          since 1988.
J. Milton Childress, II........                                           Vice President since 1996. Director of
                                                                          Corporate Development, 1992-1996.
June P. Hassett................                                           Vice President since 1996. Director of
                                                                          Taxes, 1991-1996.
Richard L. Magee...............                                           Vice President since 1996. Associate
                                                                          General Counsel since 1993. Assistant
                                                                          General Counsel, 1989-1993.
Thomas J. Snyder...............                                           Vice President since 1993. Treasurer
                                                                          since 1991.

                                                                           PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                                          MATERIAL OCCUPATIONS FOR PAST FIVE YEARS,
                                      BUSINESS (B) OR RESIDENCE (R)        NAME, PRINCIPAL BUSINESS AND ADDRESS OF
             NAME                                ADDRESS                        PRINCIPAL OFFICE OF EMPLOYER
             ----                ---------------------------------------  -----------------------------------------
Timothy J. Verhagen............                                           Vice President since 1993. Vice President
                                                                          and Associate General Counsel, The Marley
                                                                          Company, a manufacturer of engineered
                                                                          equipment for heating, fluid handling and
                                                                          heat exchange applications (and a
                                                                          subsidiary of Parent), 1900 Shawnee
                                                                          Mission Parkway, Mission, Kansas 66205,
                                                                          1985-1993.
C. Theodore Leinbach III.......                                           Assistant Vice President since 1996.
                                                                          Director -- Accounting, 1993-1996.
                                                                          Manager -- Accounting, 1989-1993.

     The directors of Purchaser are Messrs. Holland, Drury and Bearse. The officers of Purchaser are as follows: William R. Holland, Chairman and Chief Executive Officer; Robert E. Drury, Senior Vice President; Richard A. Bearse, Senior Vice President; Richard L. Magee, Vice President and Secretary; Glenn A. Eisenberg, Vice President and Treasurer; and J. Milton Childress, II, Vice President.

     Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                By Facsimile Transmission:                By Hand:
  First Chicago Trust Company            (201) 222-4720             First Chicago Trust Company
          of New York                          or                           of New York
Attention: Tenders & Exchanges           (201) 222-4721           Attention: Tenders & Exchanges
   P.O. Box 2569, Suite 4660                                            c/o THE DEPOSITORY
  Jersey City, NJ 07303-2569                                               TRUST COMPANY
                                                                     55 Water Street, DTC TAD
                                                                  Vietnam Veterans Memorial Plaza
                                                                        New York, NY 10041
     By Overnight Courier:             To Confirm Receipt
                                          of Notice of
                                      Guaranteed Delivery:
  First Chicago Trust Company            (201) 222-4707
          of New York
Attention: Tenders & Exchanges
        Suite 4680-IMO
   14 Wall Street, 8th Floor
      New York, NY 10005

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         MACKENZIE PARTNERS, INC. LOGO

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                         CALL TOLL FREE: (800) 322-2885

                     The Dealer Managers for the Offer are:

             GOLDMAN, SACHS & CO.                          UNION BANCAIRE PRIVEE
               85 Broad Street                              INTERNATIONAL, INC.
           New York, New York 10004                     1330 Avenue of the Americas
        (212) 902-1000 (Call Collect)                     New York, New York 10019
          (800) 323-5678 (Toll Free)                   (212) 841-1275 (Call Collect)

                                  July 2, 1997